Exhibit 99.1

            AMERIGROUP Corporation Earns $0.94 Per Share in Third
                 Quarter on 34 Percent Increase in Net Income

              2004 Guidance Increased - 2005 Guidance Introduced

              E. Paul Dunn Jr. Appointed Chief Financial Officer

    VIRGINIA BEACH, Va., Oct. 28 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the third quarter of 2004 increased 34 percent to $24,333,000, or $0.94 per diluted share, compared with $18,185,000 or $0.81 per diluted share for the third quarter of 2003. For the nine months ended September 30, 2004, net income increased 28 percent to $63,617,000, or $2.47 per diluted share, compared with $49,856,000, or $2.27 per diluted share for the nine months ended September 30, 2003. Earnings per diluted share in 2004 reflect our public offering of 3.2 million shares completed in October 2003.
    Total revenues for the third quarter of 2004 increased 14 percent to $470,978,000, compared with $412,771,000 for the third quarter of 2003. For the nine months ended September 30, 2004, revenues totaled $1,333,408,000, up 11 percent from $1,198,045,000 for the nine months ended September 30, 2003 reflecting approximately 9 percent same-store premium revenue growth.
    Membership increased 8 percent, or 68,000 members, to 934,000 at September 30, 2004, as compared with 866,000 members at September 30, 2003. Sequentially, membership increased 32,000 from the second quarter 2004, all of which was same store. The sequential increase included approximately 11,000 members from a competitor exiting the market in Fort Worth, Texas.

    Highlights for the third quarter include:
     * Sequential membership increased 32,000 from second quarter, all of which was same store;
     * Health benefits ratio of 79.9 percent of premium revenues;
     * Selling, general and administrative expenses of 11.1 percent of total revenues;
     * Unregulated cash and investments of $272,885,000;
     * Return on average equity of 19.3 percent; and
     * Full-year 2004 guidance increased to the range of $3.27 to $3.30 from previous guidance of $3.21 to $3.25.

    "Our commitment to offering access to quality healthcare has resulted in significantly increased membership and revenue while improving the health status of our members," said Jeffrey L. McWaters, chairman and chief executive officer. "Rate increases are reflected in this quarter at forecasted levels. The continued expansion of our existing health plans, coupled with our recently announced acquisition of CarePlus Health Plan in New York are examples of our ability to execute operationally while growing effectively."

    Health Benefits
    Health benefits were 79.9 percent of premium revenues for the third quarter of 2004 versus 79.8 percent in the third quarter of 2003.

    Selling, General and Administrative Expenses
    Selling, general and administrative expenses were 11.1 percent of total revenues for the third quarter of 2004 versus 11.3 percent in the third quarter of 2003.

    Balance Sheet and Cash Flow Highlights
    Cash and investments at September 30, 2004, totaled approximately $621,408,000, the majority of which is regulated by state requirements. The unregulated portion at September 30, 2004, was $272,885,000. Operating cash flow totaled $68,934,000 for the first nine months of 2004, compared to $69,603,000 for the same period in the prior year. The number of days in claims payable at the end of the third quarter was 58. During the quarter, AMERIGROUP settled two lawsuits disclosed in previous SEC filings with minimal impact to earnings. Excluding the effect of the settlements, days in claims payable at the end of the quarter would have been 61, which is consistent with AMERIGROUP's previous range.

    E. Paul Dunn Jr. Named Executive Vice President and Chief Financial
     Officer
    AMERIGROUP Corporation also announced today that Paul Dunn has been named executive vice president and chief financial officer of the Company, effective November 8, 2004. See separate press release announcing CFO.

    Outlook
    Updated full-year 2004 expectations are as follows:
     * Earnings per diluted share increased from previous guidance of $3.21 to $3.25 to the range of $3.27 to $3.30, reflecting net income growth of over 25 percent;
     * Same-store revenue growth at the low-end of 10 to 12 percent range;
     * Weighted-average rate increases at the high-end of the 3 to 5 percent range;
     * Health benefits ratio less than or equal to 81.0 percent of premium revenues;
     * Selling, general and administrative expenses are expected to be at the mid-point of our range of 10.5 to 11.0 percent of total revenues; and
     * Fully diluted shares outstanding of 25.9 million.

    Full-year 2005 guidance is as follows:
     * Same-store revenue growth in the range of 10 to 13 percent;
     * Net income growth of approximately 15 to 18 percent over 2004 results;
       and
     * Earnings per diluted share in the range of $3.65 to $3.75 for 2005, without the effect of the CarePlus or other acquisitions.

    New York Acquisition
    On October 26, 2004 AMERIGROUP entered into a definitive merger agreement to acquire CarePlus in New York City. CarePlus has contracts to arrange for the provision of healthcare benefits to recipients under the State's Medicaid, Child Health Plus and Family Health Plus programs in Brooklyn, Manhattan, Queens, Staten Island and Putnam County. As of the proposed closing date, CarePlus is expected to serve 114,000 members. AMERIGROUP is acquiring CarePlus for $107 million, a price that reflects a cash payment of approximately $125 million for CarePlus, which will have estimated net assets of $18 million upon closing. Additional payments may be made based on the achievement of specific criteria in subsequent years.
    "CarePlus is a great fit for AMERIGROUP because it is consistent with our strategy of serving major metropolitan areas with significant potential for growth," said McWaters. "New York State has the second highest Medicaid population with 3.7 million recipients and the highest Medicaid expenditures in the nation, spending more than $40 billion annually. A strong New York health plan positions us well to increase our presence in the Northeast when opportunities arise. The acquisition is expected to close in early 2005. The acquisition is expected to be accretive to earnings by $0.15 to $0.20 per share over 12 months. In years subsequent to the integration, the acquisition is expected to be accretive to earnings consistent with AMERIGROUP's existing business."

    AMERIGROUP senior management will discuss the Company's third quarter results on a conference call, Friday, October 29th, at 9:30 a.m. Eastern Time. The conference can be accessed by dialing 1-800-289-0528 and entering confirmation code 992237. A recording of this conference call will be available from 12:00 p.m. Eastern Time on Friday, October 29th, until 11:59 p.m. Eastern Time on Thursday, November 4th. To access the recording, dial 1-888-203-1112 and enter passcode 992237. A live webcast of the call also will be available through the investors' page on the AMERIGROUP Web site at http://www.amerigroupcorp.com, or through CCBN at http://www.companyboardroom.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, is a multi-state managed healthcare company focused on serving people who receive healthcare benefits through publicly sponsored programs including Medicaid, State Children's Health Insurance Program (SCHIP) and FamilyCare. The Company operates in Texas, New Jersey, Maryland, Illinois, Florida and the District of Columbia. For more information about AMERIGROUP Corporation, please visit the Company's Web site at http://www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2004 and 2005 performance such as membership, revenues, same-store premium revenues, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of acquisitions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

    Investors should also refer to our Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 9, 2004, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.


                   AMERIGROUP CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED INCOME STATEMENTS
              (Dollars in thousands, except for per share data)

                                 Three months ended      Nine months ended
                                    September 30,           September 30,
                                   2004        2003        2004        2003
    Revenues:
      Premium                    $468,156    $411,277  $1,326,409  $1,193,170
      Investment income             2,822       1,494       6,999       4,875
        Total revenues            470,978     412,771   1,333,408   1,198,045
    Expenses:
      Health benefits             374,085     328,235   1,070,747     956,069
      Selling, general and
       administrative              52,124      46,781     141,339     137,796
      Depreciation and
       amortization                 4,935       6,379      15,825      17,873
      Interest                        165         465         540       1,561
        Total expenses            431,309     381,860   1,228,451   1,113,299
        Income before income
         taxes                     39,669      30,911     104,957      84,746
    Income tax expense             15,336      12,726      41,340      34,890
      Net income                  $24,333     $18,185     $63,617     $49,856

    Weighted average number of
     common shares and dilutive
      potential common
      shares outstanding       25,977,970  22,328,879  25,799,638  21,956,769

    Diluted net income per
     share                          $0.94       $0.81       $2.47       $2.27


    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.


                                         Three months ended  Nine months ended
                                            September 30,      September 30,
                                            2004     2003      2004     2003
    Premium revenue                         99.4%    99.6%     99.5%    99.6%
    Investment income                        0.6      0.4       0.5      0.4
    Total revenues                         100.0%   100.0%    100.0%   100.0%
    Health benefits (1)                     79.9%    79.8%     80.7%    80.1%
    Selling, general and administrative
     expenses                               11.1%    11.3%     10.6%    11.5%
    Income before income taxes               8.4%     7.5%      7.9%     7.1%
    Net income                               5.2%     4.4%      4.8%     4.2%


    (1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.


    The following table sets forth the approximate number of members served in each of our service areas as of September 30, 2004 and 2003.


                                                         September 30,
                  Market                            2004              2003
     Texas                                         384,000           346,000
     Florida                                       242,000           224,000
     Maryland                                      128,000           126,000
     New Jersey                                    105,000           102,000
     District of Columbia                           39,000            37,000
     Illinois                                       36,000            31,000
         Total                                     934,000           866,000


    The following table sets forth the approximate number of members in each of the products we offer as of September 30, 2004 and 2003.


                                                         September 30,
                  Product                            2004             2003
     AMERICAID (Medicaid-TANF)                      649,000          578,000
     AMERIKIDS (SCHIP)                              194,000          195,000
     AMERIPLUS (Medicaid-SSI)                        78,000           73,000
     AMERIFAM (FamilyCare)                           13,000           20,000
         Total                                      934,000          866,000


                   AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   September 30,  December 31,
                                                       2004          2003
                                                         (in thousands)

                                      Assets
     Current assets:
       Cash and cash equivalents                     $296,123      $407,220
       Short-term investments                          66,783         8,750
       Premium receivables                             43,920        38,259
       Deferred income taxes                           11,641        10,164
       Prepaid expenses and other current
        assets                                         13,488        15,995
         Total current assets                         431,955       480,388

     Property, equipment and software, net             45,900        42,158
     Goodwill and other intangible assets, net        141,481       144,398
     Long-term investments, including
      investments on deposit for licensure            258,502       154,479
     Other long-term assets                             4,939         4,598
                                                     $882,777      $826,021


                       Liabilities and Stockholders' Equity
     Current liabilities:
       Claims payable                                $236,224      $239,532
       Unearned revenue                                30,574        54,324
       Accounts payable                                 2,739         5,523
       Accrued expenses, capital leases and
        other current liabilities                      64,026        53,431
         Total current liabilities                    333,563       352,810

    Deferred income taxes, capital leases
     and other long-term liabilities                   10,894        11,497
         Total liabilities                            344,457       364,307

    Stockholders' equity:
      Common stock, $.01 par value                        250           244
      Additional paid-in capital                      344,677       331,751
      Retained earnings                               193,393       129,719
      Total stockholders' equity                      538,320       461,714
                                                     $882,777      $826,021


                   AMERIGROUP CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                        Nine months ended
                                                           September 30,
                                                      2004              2003

     Cash flows from operating activities:
       Net income                                   $63,617           $49,856
       Adjustments to reconcile net income to
        net cash provided by operating
        activities:
         Depreciation and amortization               15,825            17,873
         Loss on disposal or abandonment of
          property, equipment and software              951                12
         Deferred tax benefit                          (827)           (2,126)
         Amortization of deferred compensation           57               270
         Tax benefit related to option exercises      4,881             3,285
         Changes in assets and liabilities
          increasing (decreasing) cash flows
          from operations:
           Premium receivables                       (5,661)            1,604
           Prepaid expenses and other current
            assets                                    2,507               185
           Other assets                                (814)             (843)
           Claims payable                            (3,308)            4,197
           Unearned revenue                         (23,750)            3,733
           Accounts payable, accrued expenses
            and other current liabilities            14,050            (8,702)
           Other long-term liabilities                1,406               259
             Net cash provided by
              operating activities                   68,934            69,603

     Cash flows from investing activities:
       (Purchase of) proceeds from sale of
        investments, net                           (159,739)            1,070
       Purchase of investments on deposit
        for licensure, net                           (2,317)           (5,249)
       Purchase of property, equipment and
        software                                    (17,176)           (9,754)
       Purchase of contract rights and
        related assets, net of adjustments               48            (7,550)
       Cash acquired through Florida
        acquisition                                       -            27,483
             Net cash (used in) provided
              by investing activities              (179,184)            6,000

     Cash flows from financing activities:
       Payment of capital lease obligations          (3,583)           (3,037)
       Repayment of borrowings under credit
        facility                                          -           (20,000)
       Proceeds from exercise of stock
        options, change in bank overdrafts
        and other, net                                2,736             9,932
             Net cash used in financing
              activities                               (847)          (13,105)
     Net (decrease) increase in cash and
      cash equivalents                             (111,097)           62,498
     Cash and cash equivalents at
      beginning of period                           407,220           207,996
     Cash and cash equivalents at end of
      period                                       $296,123          $270,494


    CONTACT: Julie Loftus Trudell, Vice President, Investor Relations of AMERIGROUP Corporation, +1-757-321-3535

SOURCE  AMERIGROUP Corporation
    -0-                             10/28/2004
    /CONTACT: Julie Loftus Trudell, Vice President, Investor Relations of AMERIGROUP Corporation, +1-757-321-3535/
    /Web site:  http://www.amerigroupcorp.com/
    (AGP)

CO:  AMERIGROUP Corporation
ST:  Virginia
IN:  HEA INS MTC
SU:  CCA ERN